                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement         [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                             CMS Energy Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                               [CMS ENERGY LOGO]

                             CMS ENERGY CORPORATION
               CALL AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 26, 2000

To the Shareholders of CMS Energy Corporation:

    The annual meeting of shareholders of CMS Energy Corporation will be held on Friday, the 26th day of May 2000, at 10:30 A.M., Eastern Daylight Saving Time, at the Dearborn Inn, 20301 Oakwood Boulevard, Dearborn, Michigan 48124 for the following purposes:

    (1) Electing a Board of Directors of 11 members;

    (2) Ratifying the appointment of Arthur Andersen LLP, independent public accountants, to audit the financial statements of CMS Energy Corporation for the year ending December 31, 2000;

    (3) Considering a proposal to permit awards under CMS Energy Corporation's Executive Incentive Compensation Plan to be income tax deductible by the Company; and

    (4) Transacting such other business as may properly come before the meeting.

    The annual report to the shareholders for the year 1999, including financial statements, has been furnished to you.

    The Board of Directors has fixed April 11, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. All shareholders are cordially invited to attend the annual meeting and will be entitled to vote on all matters that come before the meeting. The Board of Directors requests that you vote by means of touch tone telephone, the Internet, or by signing and returning the enclosed proxy. The enclosed envelope requires no postage if mailed in the United States.

                                         Thomas A. McNish, Secretary

CMS Energy Corporation
Fairlane Plaza South
Suite 1100
330 Town Center Drive
Dearborn, Michigan 48126
April 24, 2000

                                PROXY STATEMENT
                            ------------------------

                                  INTRODUCTION

    The Board of Directors solicits your proxy for use at this year's annual meeting. The shares represented by your proxy will be voted as you direct if the proxy is returned prior to the meeting. You may revoke your proxy at any time before it is exercised.

    As of December 31, 1999, CMS Energy Corporation's ("CMS") outstanding Common Stock ($.01 par value) consisted of a total of 116,037,958 shares. Each outstanding share is entitled to one vote on all matters which may come before the annual meeting. All shares represented by valid proxies will be voted at the annual meeting.

    CMS has received a copy of Schedule 13G filed with the SEC by Massachusetts Financial Services Co, 500 Boylston Street, 15th Floor, Boston, Massachusetts, 02116. This schedule indicates that holdings of 7,195,273 shares, representing 6.2% of the outstanding common stock of CMS, were acquired in a fiduciary capacity in the ordinary course of business for investment purposes. To the knowledge of management, no other person or entity currently owns beneficially more than 5% of any class of CMS' outstanding voting securities.

    The determination of approval of corporate action by the shareholders is based on votes "for" and "against". Abstentions and broker non-votes are not counted as "against" votes but are counted in the determination of a quorum.

                      NOMINEES FOR ELECTION AS MEMBERS OF
                             THE BOARD OF DIRECTORS

    The nominees for directors of CMS and Consumers Energy Company ("Consumers") will hold office until the next annual meeting or until their successors are elected and qualified. Unless a shareholder withholds authority to vote for the election of directors as provided in the proxy, the returned proxy will be voted for the listed nominees. The Board of Directors has no reason to believe that the persons named will not be available but in the event any nominee is unable to serve, the proxy will be voted for a substitute nominee designated by the Board of Directors. All of the nominees are presently serving as directors.


                          WILLIAM T. MCCORMICK, JR., 55, has served as Chairman of the
WILLIAM T. MCCORMICK, JR. Board and Chief Executive Officer of CMS since it was
[PHOTO]                   incorporated in February 1987 and as Chairman of the Board of Consumers since November 1985. Until January 1992 he was also CEO of Consumers, and until December 1987, he was also
                          President of CMS and of Consumers. He is a director of Bank
                          One Corporation, Rockwell International Corporation, and
                          Schlumberger Ltd. He has been a director of CMS since 1987 and of Consumers since 1985.

                          JOHN M. DEUTCH, 61, has served since 1992 as Institute
JOHN M. DEUTCH [PHOTO]    Professor of Massachusetts Institute of Technology (MIT),
                          Cambridge, Massachusetts. On leave from MIT, he served as
                          director of the Central Intelligence Agency from 1995
                          through 1996, as U.S. Deputy Secretary of Defense from 1994 to 1995, and as Undersecretary of the U.S. Department of
                          Defense from 1993 to 1994. He is a director of ARIAD
                          Pharmaceuticals, Inc., Citigroup, Inc., Cummins Engine
                          Company, Inc., Raytheon Company, and Schlumberger Ltd. He
                          has been a director of CMS and of Consumers since 1997. He had previously served as a director of CMS and of Consumers from 1986 to 1993, when he resigned following his
                          confirmation as Undersecretary of Defense.

                          JAMES J. DUDERSTADT, 57, has been President Emeritus and
JAMES J. DUDERSTADT       University Professor of Science and Engineering at the
[PHOTO]                   University of Michigan, Ann Arbor, Michigan, since 1996. He served as the President of the University of Michigan from
                          1988 to 1996. He is a director of Unisys Corporation, serves on the Executive Council of the National Academy of
                          Engineering, and chairs the Nuclear Energy Research Advisory
                          Committee of the U.S. Department of Energy. He has been a
                          director of CMS and of Consumers since 1993.

                          KATHLEEN R. FLAHERTY, 48, has served since April 1, 1999 as
KATHLEEN R. FLAHERTY      President and Chief Operating Officer of WinStar
[PHOTO]                   International, a provider of global telecommunications
                          services. Previously, she served from 1998 to April 1, 1999 as President and Chief Operating Officer of WinStar
                          Communications, Europe, from 1997 to 1998 as Senior Vice
                          President, Product Architecture for MCI Communications
                          Corporation, and from 1995 to 1997 as National Business
                          Marketing Director for British Telecom. She has been a
                          director of CMS and of Consumers since 1995.


                          VICTOR J. FRYLING, 52, has served as Chief Operating Officer
VICTOR J. FRYLING [PHOTO] of CMS since 1996 and as President of CMS since 1992. In addition, he was elected Vice Chairman of Consumers in 1992.
                          He is a charter member of the U.S. - Argentina Business
                          Development Council and a member of the Board of Directors of the Institute of the Americas. He has been a director of
                          CMS and of Consumers since 1990.

                          EARL D. HOLTON, 66, has served since January 1999 as Vice
EARL D. HOLTON [PHOTO]    Chairman of Meijer, Inc., a Grand Rapids, Michigan based
                          operator of food and general merchandise centers. He is also
                          Chairman of the Board of Steelcase, Inc. Previously, he
                          served from 1980 to January 1999 as President of Meijer,
                          Inc. He is a director of Meijer, Inc. and Steelcase, Inc. He has been a director of CMS and of Consumers since 1989.

                          WILLIAM U. PARFET, 53, has served since May of 1999 as
WILLIAM U. PARFET [PHOTO] Chairman and Chief Executive Officer of MPI Research,
                          Mattawan, Michigan, a research laboratory conducting risk
                          assessment toxicology studies. Previously, he served from
                          1995 to May of 1999 as Co-Chairman of MPI Research, and from
                          1993 to 1996 as President and Chief Executive Officer of
                          Richard-Allan Medical Industries. He is a director of
                          Pharmacia & Upjohn, Inc., Stryker Corporation, and Sybron
                          International Corporation. He is also a Commissioner of the
                          Michigan Department of Natural Resources. He has been a
                          director of CMS and of Consumers since 1991.

                          PERCY A. PIERRE, 61, has served since 1990 as Professor of
PERCY A. PIERRE [PHOTO]   Electrical Engineering, Michigan State University, East
                          Lansing, Michigan. He also served as Vice President for
                          Research and Graduate Studies at Michigan State University
                          from 1990 to 1995. Dr. Pierre is a former Assistant
                          Secretary of the Army for Research, Development and
                          Acquisition. He is also a former President of Prairie View
                          A&M University. He is a director of Old Kent Financial
                          Corporation and the Whitman Education Group. He also serves as a member of the Board of Trustees for the University of
                          Notre Dame and Hampshire College. He has been a director of
                          CMS and of Consumers since 1990.


                          KENNETH L. WAY, 60, has served since 1988 as Chairman of the
KENNETH L. WAY [PHOTO]    Board and Chief Executive Officer of Lear Corporation, a
                          Southfield, Michigan based supplier of automotive interior systems to the automotive industry. He is a director of
                          Comerica, Inc. and WESCO International, Inc. He also serves as a member of the Boards of Trustees for Kettering
                          University and the Henry Ford Health Systems. He has been a director of CMS and of Consumers since 1998.

                          KENNETH WHIPPLE, 65, served from 1988 until his retirement
KENNETH WHIPPLE [PHOTO]   in 1999 as Executive Vice President of Ford Motor Company,
                          Dearborn, Michigan, a world-wide automotive manufacturer,
                          and President of the Ford Financial Services Group. In
                          addition, he served from 1997 to 1998 as Chairman and Chief
                          Executive Officer of Ford Motor Credit Company. He had
                          previously served as Chairman and Chief Executive Officer of
                          Ford of Europe, Inc. from 1986 to 1988. He is a director of
                          Associates First Capital Corporation and Galileo
                          International, Inc. He has been a director of CMS and of
                          Consumers since 1993.

                          JOHN B. YASINSKY, 60, has served since October 1, 1999 as
JOHN B. YASINSKY [PHOTO]  Chairman and Chief Executive Officer of OMNOVA Solutions
                          Inc., Fairlawn, Ohio, a developer, manufacturer, and
                          marketer of emulsion polymers, specialty chemicals, and
                          building products. Previously, he served from 1995 to
                          October 1, 1999 as Chairman, Chief Executive Officer and
                          President of GenCorp. He is a director of OMNOVA Solutions
                          Inc. He has been a director of CMS and of Consumers since
                          1994.

                         MANAGEMENT SECURITY OWNERSHIP

    The following chart sets forth the ownership of CMS' Common Stock by the directors and executive officers:

                                                  Shares
                  Name                      Beneficially Owned*
                  ----                      -------------------
William T. McCormick, Jr................          255,198
John M. Deutch..........................            6,600
James J. Duderstadt.....................            3,361
Kathleen R. Flaherty....................            3,956
Victor J. Fryling.......................          134,079
Earl D. Holton..........................           13,247
William U. Parfet.......................           12,200
Percy A. Pierre.........................            4,615
Kenneth L. Way..........................            8,133
Kenneth Whipple.........................            4,904
John B. Yasinsky........................            7,355
David W. Joos...........................           57,688
Alan M. Wright..........................           41,554
Rodney E. Boulanger.....................           38,973
David A. Mikelonis......................           28,838
All Directors and Executive Officers....          962,113

    * In addition to the shares shown above, Messrs. McCormick, Fryling, Joos, Wright, Boulanger, Mikelonis, and other executive officers own options to acquire 479,000; 275,000; 76,000; 62,000; 65,000, 22,000; and 646,355 shares, respectively.

    Shares shown as beneficially owned include (1) shares to which a person has or shares voting power and/or investment power, and (2) the number of shares and share equivalents represented by interests in the Employees' Savings and Incentive Plan, the Deferred Salary Savings Plan, the Performance Incentive Stock Plan, and the Directors' Deferred Compensation Plan as of December 31, 1999. The directors each own 10 shares of Preferred Stock of Consumers. No other executive officer owns shares of Consumers Preferred Stock. The directors and executive officers together own less than 1% of the outstanding shares of CMS.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Federal securities laws require CMS' directors and executive officers, and persons who own more that 10% of CMS' Common Stock, to file with the SEC reports of ownership and changes in ownership of any securities or derivative securities of CMS. To CMS' knowledge, during the year ended December 31,1999, CMS' officers and directors made all required filings timely except Alan M. Wright, Senior Vice President and Chief Financial Officer of CMS, who reported a sale of CMS Common Stock made in October of 1999 on November 16, 1999.

            BOARDS OF DIRECTORS AND COMMITTEES OF CMS AND CONSUMERS

    The Board of Directors of CMS met 9 times and Consumers' Board of Directors met 7 times during 1999. All incumbent directors attended more than 75% of the board and assigned committee meetings during 1999.

                                AUDIT COMMITTEES

    Members: William U. Parfet (Chair), John M. Deutch, James J. Duderstadt,
             Percy A. Pierre, and John B. Yasinsky.

    Meetings during 1999: CMS 3 - Consumers 3

    These committees meet with representatives of the independent public accountants from time to time during the year and after the completion of the annual audit of CMS' and Consumers' financial statements to review and discuss such audit, internal controls and other appropriate matters; review the activities of the Internal Audit Department; review the relationship of CMS' and Consumers' independent public accountants with CMS and Consumers insofar as they perform nonaudit services; and review and recommend to the Boards of Directors the appointment of independent public accountants.

                             NOMINATING COMMITTEES

    Members: John M. Deutch (Chair), James J. Duderstadt, Kathleen R. Flaherty,
             Percy A. Pierre, Kenneth L. Way, and Kenneth Whipple.

    Meetings during 1999: CMS 1 - Consumers 1

    These committees conduct a continuing study of the size, structure, composition and compensation of the Boards; seek out possible candidates to fill Board positions; aid in attracting qualified candidates to the Boards; recommend annually, prior to the solicitation of proxies, a slate of qualified candidates for election to the Boards at the annual meeting and, in case of any vacancies on the Boards, candidates to fill those vacancies; review periodically and recommend to the Boards of Directors modifications, as appropriate, to the director tenure policy; and determine from time to time criteria for selection and retention of Board members. The committees consider shareholders' recommendations of nominees for election to the Boards of Directors. The recommendations must be accompanied by the consent of each of the recommended nominees to act as a director. Shareholders should send their written recommendations of nominees to: Mr. Thomas A. McNish, Vice President and Secretary, CMS Energy Corporation, Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126.

                    ORGANIZATION AND COMPENSATION COMMITTEES

    Members: Earl D. Holton (Chair), John M. Deutch, William U. Parfet, Kenneth
             L. Way, Kenneth Whipple, and John B. Yasinsky.

    Meetings during 1999: CMS 4 - Consumers 4

    These committees review the executive organization of CMS and of Consumers from time to time; review from time to time the salaries and other compensation of all the officers of CMS and of Consumers; monitor the development of personnel for availability to fill key management positions as vacancies occur; establish goals annually for the Executive Incentive Compensation Plan; review and approve the incentive compensation payment schedule; administer CMS' Performance Incentive Stock Plan; and report to the Boards of Directors with respect to the committees' recommendations.

             ENVIRONMENTAL AND CORPORATE RESPONSIBILITY COMMITTEES

    Members: Percy A. Pierre (Chair), James J. Duderstadt, Kathleen R. Flaherty,
             Earl D. Holton, and John B. Yasinsky.

    Meetings during 1999: CMS 2 - Consumers 2

    These committees make recommendations to the Boards of Directors regarding significant environmental matters affecting CMS' and Consumers' operations; advise the Boards on the adoption and evaluation of policies designed to maintain CMS' and Consumers' position of corporate responsibility; review and monitor CMS' and Consumers' policies and objectives related to equal employment opportunities, review CMS' and Consumers' policies to comply with federal and state laws and regulations affecting personnel matters; and review CMS' and Consumers' policies related to contributions and support of charitable, educational and community organizations.

                              EXECUTIVE COMMITTEES

    Members: William T. McCormick, Jr. (Chair), John M. Deutch, Victor J.
             Fryling, Earl D. Holton, William U. Parfet, Percy A. Pierre and Kenneth Whipple.

    Meetings during 1999: CMS 0 - Consumers 0

    These committees exercise the power and authority of the Boards of Directors as may be necessary during the intervals between meetings of the Boards of Directors, subject to such limitations as are provided by law or by resolution of the Boards.

                         FINANCE AND PENSION COMMITTEES

    Members: Kenneth Whipple (Chair), Kathleen R. Flaherty, Victor J. Fryling,
             Earl D. Holton, William U. Parfet, and Kenneth L. Way.

    Meetings during 1999: CMS 1 - Consumers 2

    These committees give advice and counsel to the officers of CMS and Consumers with respect to the means for providing the funds required to carry out CMS' and Consumers' programs; review the financial policies including capitalization objectives, use of short-term financing and issuance of long-term securities; and recommend to the Boards of Directors financial policies for CMS and Consumers. In addition, the committee of Consumers reviews the investment policies for all employee benefit funds with respect to assets being managed, including adequacy of funding; reviews quarterly the investment performance of each of the investment managers for all employee benefit funds of Consumers; reports to the Board of Directors on findings regarding selection and retention of managers; and reviews the administration of the employee benefit plans.

                           COMPENSATION OF DIRECTORS

    Directors who are not officers of CMS or Consumers received in 1999 an annual retainer fee of $30,000, and $1,250 for attendance at each Board meeting and $750 for attendance at each committee meeting. Committee chairs receive $1,000 for attendance at each committee meeting. Retainer and attendance fees are set by the Boards of Directors. In 1999, all Directors who are not officers of CMS or Consumers were granted 600 restricted shares of Common Stock of CMS with a fair market value at time of grant of $27,900. Directors are reimbursed for expenses incurred in attending Board or committee meetings. Directors who are officers of CMS or Consumers do not receive retainers or meeting fees for service on the Board or as a member of any Board committee. Pursuant to the Directors' Deferred Compensation Plan, a Director of CMS or Consumers who is not an officer may, at any time prior to a calendar year in which a retainer and fees are to be earned, or at any time during the year prior to the month in which a retainer and fees are earned, irrevocably elect to defer payment for that year, or a portion thereof, through written notice to CMS or Consumers, of all or half of any of the retainer and fees which would otherwise be paid to the Director, to a time following the Director's retirement from the Board of Directors. Any amount deferred will either (a) accrue interest at either the prime rate or the rate for 10-year Treasury Notes (whichever is greater), (b) be treated as if it were invested as an optional cash payment in CMS' Stock Purchase Plan, or (c) be treated as if it were invested in a Standard & Poor's 500 stock index fund. Accrued amounts will be distributed in a lump sum or in five or ten annual installments in cash. Outside Directors who retire with five years of service on the Board will receive monthly retirement payments equal to the retainer. These payments will continue for a period of time equal to their years of service on the Board. All benefits will cease at the death of the retired Director. Outside Directors are offered optional life insurance coverage, business-related travel accident insurance, and optional health care insurance, and CMS and Consumers pay the premiums associated with participation by Directors. The imputed income for the life insurance coverage in 1999 was:
Messrs. Deutch, $1,074.00; Duderstadt, $822.00; Holton, $1,689.00; Parfet, $687.00; Pierre, $1,074.00; Whipple, $1,536.00; and Yasinsky, $993.00.

                             EXECUTIVE COMPENSATION

    The following charts contain information concerning annual and long-term compensation and awards of stock options and restricted stock under CMS' Performance Incentive Stock Plan. The charts include the Chairman of the Board, the next four most highly compensated executive officers in 1999, and the Chief Financial Officer.

                           SUMMARY COMPENSATION TABLE

                                                                         Long-Term
                                                                      Compensation(1)
                                                                  ------------------------
                                                                    Awards       Payouts
                                                Annual            ----------    ----------
                                             Compensation         Securities    Long-Term
                                        ----------------------    Underlying    Incentive        All Other
Name and Principal Position     Year      Salary       Bonus       Options      Payouts(2)    Compensation(3)
---------------------------     ----      ------       -----      ----------    ----------    ---------------
William T. McCormick, Jr.       1999    $1,000,000    $      0     100,000      $ 796,497         $30,000
Chairman and CEO,               1998       900,000     665,000      62,000      1,093,554          27,000
CMS and Chairman,               1997       840,000     725,000      67,000        776,358          25,200
Consumers
Victor J. Fryling               1999       690,000           0      60,000        481,182          20,700
President and COO,              1998       625,000     382,440      36,000        663,158          18,750
CMS and Vice                    1997       595,000     438,250      40,000        450,297          17,850
Chairman, Consumers
David W. Joos                   1999       465,000     319,366      32,000        227,915          13,950
President and
  CEO - Electric,               1998       430,000     269,520      18,000        301,802          12,900
Consumers                       1997       343,750     252,260      20,000        175,914          10,312
Alan M. Wright                  1999       360,000           0      28,000        244,140          10,800
Senior Vice President           1998       335,000     189,220      16,000        332,770          10,050
and CFO, CMS                    1997       318,000     216,210      18,000        228,275           9,540
and Consumers
Rodney E. Boulanger             1999       312,000     211,913      20,000        128,778           9,360
President and CEO,              1998       300,000     221,800      11,000        158,827           9,000
CMS Generation Co.              1997       289,000     185,910      12,000         54,914           8,670
David A. Mikelonis              1999       315,000     161,084      14,000        158,613           9,450
Senior Vice President           1998       295,000     162,720       8,000        222,020           8,850
and General Counsel,            1997       277,000     148,450       8,000        184,287           8,310
Consumers

(1) Aggregate non-performance based restricted stock granted prior to 1999 held as of December 31, 1999 by named officers was: Victor J. Fryling, 5,000 shares, with value based on market price on December 31, 1999 of $155,938; and David W. Joos, 11,250 shares, with value based on market price on December 31, 1999 of $350,859. Regular dividends were paid on such restricted stock.

(2) Market value of Common Stock paid under CMS' Performance Incentive Stock Plan for three-year performance periods.

(3) Employer matching contribution to defined contribution plans.

                            EMPLOYMENT ARRANGEMENTS

    Agreements with the executive officers named above provide for payments equal to three times annual cash compensation if there is a change of control and adverse change of responsibilities, as well as payments equal to annual cash compensation if employment is terminated by the company, other than for cause, prior to a change of control. CMS and Consumers also provide long-term disability insurance policies for all executive officers which would provide payment of up to 60% of compensation in the event of disability.

                             OPTION GRANTS IN 1999

                                      Number of
                                      Securities
                                      Underlying   Percentage of Total   Exercise                 Grant Date
                                       Options     Options Granted to    Price Per   Expiration    Present
                Name                   Granted      Employees in 1999      Share        Date       Value(1)
                ----                  ----------   -------------------   ---------   ----------   ----------
William T. McCormick, Jr. ..........    100,000            8.9           $39.0625     08/21/09     $593,000
Victor J. Fryling...................     60,000            5.4            39.0625     08/21/09      355,800
David W. Joos.......................     32,000            2.9            39.0625     08/21/09      189,760
Alan M. Wright......................     28,000            2.5            39.0625     08/21/09      166,040
Rodney E. Boulanger.................     20,000            1.8            39.0625     08/21/09      118,600
David A. Mikelonis..................     14,000            1.2            39.0625     08/21/09       83,020

(1) The present value is based on the Black-Scholes Model, a mathematical formula used to value options traded on securities exchanges. The model utilizes a number of assumptions, including the exercise price, the underlying stock's volatility of 16.81% using weekly closing prices for a four and one half year period prior to grant date, the dividend rate of $0.365 per quarter with 5% annual dividend growth, the term of the option, and the level of interest rates at 5.65%, equivalent to the rate of four-year Treasury Notes. However, the Model does not take into account a significant feature of options granted to employees under CMS' Plan, i.e., the non-transferability of options awarded.

        AGGREGATED OPTIONS EXERCISES IN 1999 AND YEAR-END OPTIONS VALUES

                                                                                                 Value of
                                                                            Number of          Unexercised
                                                                      Securities Underlying    In-the-Money
                                         Shares Acquired    Value      Unexercised Options      Options at
                 Name                      On Exercise     Realized        at Year End        Year End(1)(2)
                 ----                    ---------------   --------   ---------------------   --------------
William T. McCormick, Jr. .............      50,000        $225,931          479,000            $1,526,250
Victor J. Fryling......................      22,500         105,812          275,000               838,125
David W. Joos..........................           0               0           76,000                 3,375
Alan M. Wright.........................           0               0           62,000                     0
Rodney E. Boulanger....................      10,000         166,750           65,000                77,000
David A. Mikelonis.....................           0               0           22,000                     0

(1) All options listed in this table are exercisable. The named officers have no unexercisable options.

(2) Based on the December 31, 1999 closing price of CMS' Common Stock as shown in the report of the NYSE Composite Transactions ($31.1875).

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1999

                                                                                      Estimated Future Payouts
                                                                                    Under Non-Stock Price-Based
                                                                                         Plans (Shares)(1)
                                                 Number           Period         ----------------------------------
                    Name                        of Shares      Until Payout      Threshold      Target      Maximum
                    ----                        ---------      ------------      ---------      ------      -------
William T. McCormick, Jr....................     25,000          2-5 Years         6,250        25,000      37,500
Victor J. Fryling...........................     15,000          2-5 Years         3,750        15,000      22,500
David W. Joos...............................      8,000          2-5 Years         2,000         8,000      12,000
Alan M. Wright..............................      7,000          2-5 Years         1,750         7,000      10,500
Rodney E. Boulanger.........................      5,000          2-5 Years         1,250         5,000       7,500
David A. Mikelonis..........................      3,500          2-5 Years           875         3,500       5,250

(1) Under CMS' Performance Incentive Stock Plan, awards of restricted stock for the above officers vest at the rate of 25% per year after two years and are subject to achievement of specified levels of total shareholder return over a three-year period. The target number of shares as shown above will be earned if 100% of the targeted average 15% annual total shareholder return is achieved. The threshold number of shares will be earned on achievement of 40% of the target, and the maximum number of shares will be earned on achieving 140% of the target.

                               PENSION PLAN TABLE

    The following table shows the aggregate annual pension benefits at normal retirement date presented on a straight life annuity basis under CMS' qualified Pension Plan and non-qualified Supplemental Executive Retirement Plan (offset by a portion of Social Security benefits).

                                   Years of Service
               --------------------------------------------------------
Compensation      15         20         25          30           35
------------   --------   --------   --------   ----------   ----------
 $  500,000    $157,500   $210,000   $247,500   $  285,000   $  322,500
    800,000     252,000    336,000    396,000      456,000      516,000
  1,100,000     346,500    462,000    544,500      627,000      709,500
  1,400,000     441,000    588,000    693,000      798,000      903,000
  1,700,000     535,500    714,000    891,500      969,000    1,096,500
  2,000,000     630,000    840,000    990,000    1,140,000    1,290,000

    Regular, straight-time salary, as shown in the Summary Compensation Table during the five years of highest earnings, is used in computing benefits under the Pension Plan. In addition, awards under the Executive Incentive Compensation Plan, as shown in the Summary Compensation Table during the five years of highest earnings, are used in computing benefits under the Supplemental Executive Retirement Plan. The estimated years of service for each named executive is: William T. McCormick, Jr., 24.22 years; Victor J. Fryling, 24.00 years; David W. Joos, 28.15 years; Alan M. Wright, 17.34 years; Rodney E. Boulanger, 9.41 years; and David A. Mikelonis, 35.00 years.

                 ORGANIZATION AND COMPENSATION COMMITTEE REPORT

                            Compensation Philosophy

    CMS' executive compensation program is directed by a committee composed entirely of independent outside directors. The Committee is responsible for determining and administering executive compensation policies and plans as well as reviewing and recommending officer appointments to the Board of Directors. The Committee also has the responsibility for approving both annual compensation and awards under long-term stock ownership programs. Such programs seek to enhance the profitability of CMS and, hence, shareholder value by aligning the financial interests of CMS' officers with those of its shareholders. In doing so, the Committee relies to a large degree on incentive compensation including stock-related awards to attract and retain outstanding officers.

    Compensation for Mr. McCormick and the other executive officers consists of a base salary, which is intended to be at the competitive median of the amounts paid to senior executives with equivalent positions at other energy companies of comparable size, and substantial annual and long-term incentive compensation closely tied to CMS' success in achieving earnings, stock appreciation and other performance goals. The incentive program is also designed to be competitive with plans of other comparable energy companies and variable "at risk" compensation is intended to be above median in years when CMS meets or exceeds its performance goals, which in recent years have exceeded industry norms in terms of earnings and dividend growth.

                              Annual Compensation

    Just prior to the beginning of each fiscal year, the Committee reviews the base salary of Mr. McCormick and the other officers and approves annual salaries for them based on industry, peer group, and national surveys and judgment as to the past and expected future contributions of each individual. In the case of Mr. McCormick, such judgment also involves the Committee's assessment of his past performance and its expectation as to his future contribution in leading CMS.

    The annual incentive compensation (bonus) payment, if any, is based on CMS' success in meeting challenging earnings per share goals set by the Committee at the beginning of each year. In addition, individual performance goals are established for each executive officer for specific financial, operating and management achievements. Following the end of each year, the results on a corporate and individual basis are reviewed by the Committee to determine the appropriate awards. The Executive Incentive Compensation Plan has a threshold payout at 90% of the earnings per share goal and a maximum payout at 120% of goal. Under the Plan for 1999, because CMS did not achieve its earnings per share goal, the Committee did not grant annual incentive bonuses to the top CMS officers including Mr. McCormick. For Messrs. Joos and Mikelonis, who are CEO and General Counsel, respectively, of Consumers Energy's Electric Business Unit, and Mr. Boulanger who is CEO of the independent power production business, the Committee decided to grant bonuses as shown in the Summary Compensation Table because both units exceeded their earnings target.

                             Long-Term Compensation

    The last element of executive compensation considered by the Committee during each year is long-term incentive awards in the form of stock options and restricted stock awards under CMS' Performance Incentive Stock Plan. The Committee believes such awards are desirable in encouraging Common Stock ownership by executives, thus linking their interests directly to that of other shareholders. Therefore, in 1999, the Committee decided to grant stock options with an exercise price equal to the market price on the date of the grant to the officers, including those shown in the above charts. Options have been granted annually, usually for approximately the same number of shares. The Committee believes grants should be made annually on a generally consistent basis. In determining grants, the Committee weighed a number of factors including prior grants and corporate performance. The Committee also awarded performance-based restricted stock which will vest at the rate of 25% per year after two years, with 100% vested after five years. However, the nominal restricted stock award will be paid only if the average annual shareholder return target of 15% is achieved for each three-year performance period. If the average annual shareholder return is less than the target, then the award will be smaller, and if the return is more than the target, then the award will be greater.

                           Compensation Deductibility

    The Committee has reviewed CMS' compensation plans and the applicability of
Section 162(m) of the Internal Revenue Code and regulations thereunder dealing with federal income tax deductibility for compensation in excess of $1 million. The Committee believes that if the compensation proposal is approved by shareholders, bonus awards under the Executive Incentive Compensation Plan are not considered non-deductible compensation under the regulations under Section 162(m), because they are based on pre-established performance goals.

                            Compensation Consultant

    In connection with its ongoing independent review of executive compensation, the Committee has retained Hewitt Associates, a recognized compensation and benefit consultant, to assist the Committee in evaluating the appropriateness and competitiveness of its compensation policies and programs.

    Submitted by the Organization and Compensation Committee: Earl D. Holton (Chair), John M. Deutch, William U. Parfet, Kenneth L. Way, Kenneth Whipple, and John B. Yasinsky.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
     AMONG CMS ENERGY CORPORATION, S&P 500 INDEX & DOW JONES UTILITY INDEX

[COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN GRAPH]

                                                       CMS ENERGY                    S&P 500                DOW JONES UTILITY
                                                       ----------                    -------                -----------------
1994                                                       100                         100                         100
1995                                                       135                         138                         132
1996                                                       157                         169                         144
1997                                                       213                         225                         178
1998                                                       241                         290                         211
1999                                                       161                         351                         199

Total return assumes reinvestment of dividends.

Fiscal years ending December 31.

Assumes the value of the investment in CMS' Common Stock and each index was $100 on December 31, 1994.

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

    Subject to the approval of the shareholders, the Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the financial statements of CMS for the year 2000. Arthur Andersen LLP also served as CMS' auditors for the year 1999. A representative of Arthur Andersen LLP will be present at the annual meeting of shareholders and will have an opportunity to make a statement and respond to appropriate questions.

    Approval of the proposal to ratify the appointment of auditors requires the affirmative vote of a majority of the shares of Common Stock voting on the proposal.

 THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE APPOINTMENT OF AUDITORS

            PROPOSAL TO PERMIT AWARDS UNDER CMS ENERGY CORPORATION'S
       EXECUTIVE INCENTIVE COMPENSATION PLAN TO BE INCOME TAX DEDUCTIBLE
                                 BY THE COMPANY

                       DESCRIPTION OF THE INCENTIVE PLAN

    The following is a description of CMS' Executive Incentive Compensation Plan (the "Incentive Plan").

    The Incentive Plan is administered by the Organization and Compensation Committee of the Board of Directors (the "Committee"), which is composed entirely of independent nonemployee members of the Board of Directors. As of December 31, 1999, approximately 575 officers and key employees were eligible to participate in the Incentive Plan. Payments under the Incentive Plan for officers of CMS are based on achieving a corporate earnings goal established by the Committee by March 30 of each year, and for officers and key employees of subsidiaries, the performance goal includes both earnings of CMS and pre-tax operating income of their business unit. The maximum award is 135% if 120% of the performance earnings goal is achieved. In the event that less than 80% of the earnings goal is achieved, there will be no payouts under the Incentive Plan. The standard award for officers is based on percentage of salary ranging from 40% to 75% depending on salary grade, and for other executives from 15% to 35% of salary grade midpoint. The award can be adjusted by the Committee in the range of 70% to 130% to reflect individual performance. The Board of Directors has recently amended the Plan to have payments to covered employees be deductible expenses for CMS under IRC Section 162(m). For purposes of the Incentive Plan, the salary of any employee covered by Section 162(m) is the amount in effect on January 1 of the performance year and the maximum amount of an award shall not exceed $2.5 million in any one year.

    The Board of Directors may amend, suspend or terminate the Incentive Plan, subject to any requirement of shareholder approval required by applicable law or regulation.

    Awards under the Incentive Plan are considered as ordinary income to the employee, and the payment is deductible by CMS as a compensation expense, as "qualified performance based compensation" under Section 162(m).

    Awards under this Incentive Plan for the 1999 performance year are shown as Annual Compensation-Bonus in the Summary Compensation Table on Page 8 for Messrs. McCormick, Fryling, Joos, Wright, Boulanger, and Mikelonis. The executive officers as a group received awards totaling $1,281,242.

                                    PROPOSAL

    The Board of Directors recommends that the CMS Energy Executive Incentive Compensation Plan as applied to covered employees be approved so that bonuses paid under the Plan will be considered "qualified performance-based compensation" under IRC Section 162(m) and regulations thereunder, and thus eligible for income tax deductibility by CMS.

    If the proposal is not approved by the shareholders, the Plan will remain in effect.

    Approval of this proposal requires the affirmative vote of the holders of a majority of shares of common stock voting on the proposal.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSAL

                        2001 PROXY STATEMENT INFORMATION

    A shareholder who intends to submit a proposal for consideration at the 2001 annual meeting pursuant to the applicable rules of the Securities and Exchange Commission must send the proposal to reach CMS' Corporate Secretary on or before December 16, 2000; and in any event if CMS has not received written notice of any matter to be proposed at that meeting by March 1, 2001, the holders of the proxies may use their discretionary voting authority on any such matter. The proposals should be addressed to: Mr. Thomas A. McNish, Vice President and Secretary, Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126.

                                 OTHER MATTERS

    The Board of Directors does not know of any other matters that might be presented to the meeting except matters incident to the conduct of the meeting. However, if any other matters (including matters incident to the conduct of the meeting) do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

    The cost of solicitation of proxies will be borne by CMS. Proxies may be solicited by officers and other employees of CMS or its subsidiaries or affiliates, personally or by telephone, facsimile, Internet, or mail. CMS has arranged for Morrow & Co., Inc. 445 Park Avenue, New York, New York 10022, to solicit proxies in such manner, and it is anticipated that the cost of such solicitations will not exceed $20,000, plus incidental expenses. CMS may also reimburse brokers, dealers, banks, voting trustees or other record holders for postage and other reasonable expenses of forwarding the proxy material to the beneficial owners of shares of stock held of record by such brokers, dealers, banks, voting trustees or other record holders.

                               COMMON STOCK PROXY
[CMS ENERGY LOGO]      SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints W. T. MC CORMICK, JR. and T. A. MC NISH, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the annual meeting of shareholders of CMS Energy Corporation to be held at the Dearborn Inn, 20301 Oakwood Boulevard, Dearborn, Michigan, at 10:30 AM on May 26, 2000 and at any adjournment or adjournments thereof. Said proxies, and each of them present and acting at the meeting, may vote upon the matters set forth on the reverse side hereof and with discretionary authority on all other matters that come before the meeting; all as more fully set forth in the Proxy Statement received by the undersigned. The shares represented hereby will be voted on the proposals as specified. IF THIS PROXY IS RETURNED SIGNED BUT NOT COMPLETED, IT WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS, THE RATIFICATION OF APPOINTMENT OF AUDITORS, AND THE PROPOSAL TO PERMIT AWARDS UNDER THE EXECUTIVE INCENTIVE COMPENSATION PLAN TO BE INCOME TAX DEDUCTIBLE BY THE COMPANY.

                                        PLEASE VOTE, SIGN AND DATE THIS PROXY ON
                                        THE REVERSE SIDE.

                                        Thank you for your prompt response.

                        PLEASE VOTE, SIGN AND DATE BELOW

-------------------------------------------------------------------------------
//TO VOTE AS RECOMMENDED by the Board of Directors on all items, PLEASE MARK THIS
BOX, SIGN, DATE AND RETURN THIS PROXY. (No additional boxes need be marked. If additional boxes are marked, this box will take precedence.)
-------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, and 3.

(1)ELECTION OF                 [ ] FOR all nominees listed below (except as indicated below)
   DIRECTORS                   [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

(01) William T. McCormick, Jr., (02) John M. Deutch, (03) James J. Duderstadt,
(04) Kathleen R. Flaherty, (05) Victor J. Fryling, (06) Earl D. Holton, (07) William U. Parfet, (08) Percy A. Pierre,
(09) Kenneth L. Way, (10) Kenneth Whipple, and (11) John B. Yasinsky.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


                                                            FOR       AGAINST       ABSTAIN

(2) Ratification of appointment of auditors                 [ ]         [ ]           [ ]     PLEASE SIGN, DATE AND RETURN THIS
                                                                                              PROXY.

(3) Proposal to permit awards under the CMS Energy
    Executive Incentive Compensation Plan to be  Income     [ ]         [ ]           [ ]     Signed
                                                                                                    -----------------------------
    Tax Deductible
                                                                                              Dated                      , 2000
                                                                                                   ----------------------